UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 9, 2004

(Date of earliest event reported)

CNL RESTAURANT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

001-15581	59-3239115
Commission File No.	(IRS Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

(407) 540-2000

(Registrant’s telephone number)

ITEM 5.	OTHER EVENTS.

On August 9, 2004, the Company announced that it had entered into a definitive Agreement and Plan of Merger with U.S. Restaurant Properties, Inc. (“USRP”), a publicly traded real estate investment trust, which owns or finances 789 freestanding, net lease properties located in 48 states (the “Merger”). In the Merger, each share of Company common stock will be converted into .7742 shares of USRP common stock and .16 newly issued shares of USRP’s 7.5% Series C Redeemable Convertible Preferred Stock ($25 liquidation preference). The exchange ratio is not subject to change and there is no “collar” or minimum trading price for the shares of the Company’s common stock or USRP’s common stock. The Merger is structured to be tax-free to the stockholders of the Company and USRP.

The Merger is subject to certain conditions including approval by a majority of the stockholders of the Company and USRP, and the consummation of a minimum number of mergers between USRP and 18 affiliated limited partnerships, the general partners of which are directors of the Company, representing at least 75% of the aggregate purchase price for all of the limited partnerships. The transaction is expected to be consummated in the first quarter of 2005, but there can be no assurance that the merger will be consummated by such time or at all.

The Company has received opinions from Bank of America Securities and Legg Mason Wood Walker, Incorporated that, as of August 9, 2004, the merger consideration to be received by the stockholders of the Company is fair from a financial point of view.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	No financial statements are required to be filed as part of this Current Report on Form 8-K.

(b)	No pro forma financial information is required to be filed as part of this Current Report on Form 8-K.

(c)	Exhibits.

99.1	Press release dated August 9, 2004.

99.2	Agreement and Plan of Merger among CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc. dated as of August 9, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 9th day of August, 2004.

CNL RESTAURANT PROPERTIES, INC.

By:	/s/ CURTIS B. MCWILLIAMS
Curtis B. McWilliams
Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibits

99.1	Press release dated August 9, 2004.

99.2	Agreement and Plan of Merger among CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc. dated as of August 9, 2004.